Exhibit 99.1
Neurocrine Biosciences Announces Repurchase of Convertible Notes

SAN DIEGO, May 24, 2022 - Neurocrine Biosciences, Inc. (Nasdaq: NBIX) (the “Company” or “Neurocrine Biosciences”) today announced that it has entered into separate, privately negotiated transactions (the “Agreements”) with certain holders of its existing 2.25% Convertible Senior Notes due 2024 (the “2024 Notes”) to repurchase approximately $179.4 million aggregate principal amount of the 2024 Notes for an aggregate repurchase price of an amount of cash estimated to be the sum of (i) approximately $224.0 million, (ii) an amount based in part on the trading price of the Company’s common stock and (iii) accrued and unpaid interest. The 2024 Notes repurchases are expected to close over a period ending on June 14, 2022, subject to customary closing conditions. Such repurchases of the 2024 Notes could affect the market price of the Company’s common stock.

Following these repurchases, approximately $201.8 million aggregate principal of the Company’s 2024 Notes will remain outstanding, from an initial principal balance of $517.5 million. “Given our balance sheet flexibility, we have now reduced our convertible debt levels by approximately 60% over the past two years in an effort to minimize dilution for our shareholders,” said Matt Abernethy, Chief Financial Officer of Neurocrine Biosciences. “Our capital allocation priorities remain focused on growing INGREZZA and advancing our mid-to-late-stage clinical programs.”

This press release does not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any state or jurisdiction in which the offer, solicitation, or sale would be unlawful prior to the registration or qualification thereof under the securities laws of any such state or jurisdiction.

About Neurocrine Biosciences
Neurocrine Biosciences is a neuroscience-focused, biopharmaceutical company with a simple purpose: to relieve suffering for people with great needs, but few options. We are dedicated to discovering and developing life-changing treatments for patients with under-addressed neurological, neuroendocrine, and neuropsychiatric disorders. The company’s diverse portfolio includes FDA-approved treatments for tardive dyskinesia, Parkinson’s disease, endometriosis* and uterine fibroids*, as well as over a dozen mid-to-late-stage clinical programs in multiple therapeutic areas. For three decades, we have applied our unique insight into neuroscience and the interconnections between brain and body systems to treat complex conditions. We relentlessly pursue medicines to ease the burden of debilitating diseases and disorders, because you deserve brave science. For more information, visit neurocrine.com, and follow the company on LinkedIn, Twitter, and Facebook. (*in collaboration with AbbVie)

Forward-Looking Statements
In addition to historical facts, this press release contains forward-looking statements that involve a number of risks and uncertainties. These statements include, but are not limited to, statements related to the amount of 2024 Notes to be repurchased, the timing of completion of the repurchases, and the impact of the repurchases on the market price of the Company’s common stock. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are: changes in the price of the Company’s common stock; changes in the convertible note and other capital markets; and other risks described in the Company’s periodic reports filed with the Securities and Exchange Commission, including without limitation the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2022. The Company disclaims any obligation to update the statements contained in this press release after the date hereof.
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Contact: Neurocrine Biosciences, Inc.
Tony Jewell (Media)
858-617-7575
media@neurocrine.com

Todd Tushla (Investors)
858-617-7143
ir@neurocrine.com